CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated July 6, 2001, relating to the financial statements and financial highlights which appears in the May 31, 2001 Annual Report to Shareholders of INVESCO Combination Stock & Bond Funds, Inc. which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements", "Financial Highlights", and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

Denver, Colorado
December 3, 2001